UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2007

GLASSWAVE ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52057

(Commission File Number)

47-0930829

(IRS Employer Identification No.)

207 – 2525 Quebec Street, Vancouver, British Columbia, Canada V5T 4R5

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604)-731-1412

N/A

(Former name or former address, if changed since last report)

Item 1.01	Entry into a Material Definitive Agreement

On February 1, 2007, we entered into a Asset Purchase Agreement with Christian Petzelt to acquire certain intellectual property pertaining to cancer treatments, specifically protein molecules, for potential applications in treating various cancers (the “Acquisition”). In consideration for acquiring the intellectual property, we have agreed to issue 21,000,000 shares of our Common Stock on a post 6.2 for one forward split basis.

Completion of the Acquisition is subject to approval by our board of directors. The Acquisition is also subject to various closing conditions and conditions precedent, including closing of a concurrent private placement financing, the completion of satisfactory due diligence reviews by both parties.

Forward Looking Statements

This current report contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this current report which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things:

(a)	the completion of the Acquisition of the applicable intellectual property;
(b)	the receipt of director approvals required for the Acquisition;
(c)	the satisfactory completion of due diligence reviews by the parties to the Acquisition; and

(d)	the completion of any concurrent financing.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and projections, the competitive and regulatory environment for cancer treatments, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing. These forward-looking statements are made as of the date of this current report, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Although we believe that our beliefs, plans, expectations and intentions contained in this current report are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and our other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

Exhibits

10.1	Asset Purchase Agreement dated February 1, 2007 between GlassWave Enterprises, Inc. and Christian Petzelt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLASSWAVE ENTERPRISES, INC.

Date: February 5, 2007

/s/ Chester Ku

Chester Ku, President

CW1049519.1